EXHIBIT 4.22

[Translation]

Software Supply Agreement

As of the date March 1, 2003, IE Group, Inc. (“the Company”) and Crayfish Co., Ltd. (“Crayfish”) (each a “party” and collectively the “parties”) hereby agree as follows regarding [OUSAMA soft] (the “Product”):

Article 1 (Object)

Crayfish shall continuously sell the Product to the Company in accordance with the terms herein, and the Company shall purchase the Product from Crayfish and sell it to customers.

Article 2 (Definition)

Terms used herein shall be defined as follows:

1.	“Product” shall mean Crayfish’s software, which is shall be sold, pursuant to this Agreement, to the Company’s customers with the service mark [OUSAMA DESK] as specified by the Company.

2.	“Customer” shall mean a party to whom the Company sells the Product, including the end user of the Product that has been sold by the Company, affiliate of the Company, resellers and end users of the Product sold by these affiliates and resellers.

3.	“Delivery Location” shall mean the location specified by the Company to Crayfish to where the Product shall be delivered.

Article 3 (Applicable Scope)

The contents herein shall also apply to individual sales contracts (“Individual Contract”) between the Company and Crayfish.

Article 4 (Sales price)

1.	The Price at which Crayfish shall sell the Product to the Company (“Sales Price”) shall be defined separately at a later date.

2.	The payment method and payment schedule for the sales transaction stated in Article 4-1 shall be defined in Individual Contracts.

Article 5 (Ordering the Product)

1.	Individual Contracts shall be formed when the Company or third party specified by the Company sends an order form or similar documents to Crayfish, and Crayfish sends a confirmation of receipt of the order form or similar documents.

2.	The Company and Crayfish shall agree that documents described above in Article 5-1 may be sent or issued by FAX, e-mail, or other simple methods and these documents shall be binding.

Article 6 (Delivery of the Product)

Crayfish or the Company shall deliver the Product to the location specified by the Company.

Article 7 (Product Inspection)

The Company shall inspect the Product upon its delivery. If the quantity or quality of the product is deficient, or other discrepancy involving the Product, the Company shall notify Crayfish without delay, and follow the direction from Crayfish. If the Company delays sending its notice to Crayfish, then Crayfish shall not have any further responsibilities with respect to curing this deficiency.

Article 8 (Treatment of defective Product)

The Company may follow the procedure specified by Crayfish to return the Product to Crayfish in any of the following cases. Crayfish shall pay the shipping fee for returned Products.

1.	Products which are found to be defective or damaged upon inspection shall be sent to the location specified by Crayfish within five business days from the inspection. The Company may not return to Crayfish or receive a discount for a Product if the Product is shipped to Crayfish over five business days following the purported discovery of defects in the Product.

2.	Only Products that are damaged or defective are eligible to return to Crayfish if the Product has been inspected.

Article 9 (Quality Guarantee)

Crayfish shall guarantee the delivered Product is without defect and materially and operationally functional, and that specifications of the Product conform to those in the Product manual. If the Product is defective or does not comply to the standards described herein, Crayfish shall either: a) repair the defective Product, b) deliver to the Company a replacement Product, or c) discount the total price of the Product. The Company shall determine which of the above methods Crayfish uses. However, the discount price for the subject Product shall be in the price range at which Crayfish sells the Product to the Company and other customers.

Article 10 (Maintenance Support)

Crayfish shall offer maintenance support to the Company’s customers during business days and business hours designated by Crayfish. If Crayfish is not able to remedy the problems of the Company’s customer, Crayfish shall be responsible for solving the problem after discussion by Crayfish and the Company.

Article 11 (Ownership protection)

1.	The license for the right to use software, and other licenses, shall be licensed to the end user by original rights holder on the basis of license and other agreements, which shall be concluded between Crayfish or software licensee and end user.

2.	The Company shall not copy all or one part of the software and also shall not adjust, reverse edit or reverse assemble the software.

3.	Crayfish or a company designated by Crayfish shall have the right of ownership of the [OUSAMA SOFT] software.

Article 12 (Compensation for loss)

Crayfish shall be responsible for the compensating the Company, customers of the Company or third parties for damages caused by any reason below or related thereto. However, Crayfish shall not prevent the Company from enter into litigation to resolve such problems at the Company’s own cost.

1.	Defect or fault of Product in functionally, materially or operationally, or misstatement in manual or warning display.

2.	If the Product does not meet quality standards based on this agreement.

3.	If the Product does not reasonably perform in function or effect.

Article 13 (Confidential matter)

The Company and Crayfish shall not use any technological and operational confidential matters of the opposite party, excepted for the purpose defined in this contract. Also the both parties shall not disclose confidential matters to third parties without other party’s consent in writing.

Article 14 (Obligation for returning confidential information and others)

When this contract is terminated, the both parties shall return offered confidential information from opposite party and materials or other information given to Crayfish from the Company promptly, or return the information if requested to do so by the other party.

Article 15 (Unchangeable rights and duties)

Under every provision herein, if a party has failed to notify the other party that it has not performed its duties hereunder, or to invoke a right hereunder, that party shall not have been deemed to have renunciated or forfeited its rights hereunder and there shall be no effect on the rights and duties of both parties.

Article 16 (Prohibition of transferring position)

The Company and Crayfish shall not transfer all or a part of their positions or rights, or obligation to third parties without having received prior written consent from the other party.

Article 17 (Discharge of the contract)

1.	If any of the following events has occurred, the Company or Crayfish can cancel all or a part of this Agreement or Individual Contract. If the Company or Crayfish has incurred debts to the opposite party and any of the events below have occurred, the debtor party shall immediately compensate the creditor party for the entire amount of the debt.

1)	When there is violation of the terms in this contract or the Individual Contract.

2)	When there is fraud or injustice execution of this contract or the Individual Contract by the Company, Crayfish or their representative (include supplier).

3)	When the Company or Crayfish applies for, or has received from a third party a notice of petition for bankruptcy, company reclaim, company arrangement, civil re-organization, sequestrate, provisional ruling, seizure, auction or compulsory execution.

4)	When the Company or Crayfish issues a check that it is unable to pay or is subject to the suspension of seizure of its banking transaction.

5)	When the Company or Crayfish recognizes that the one of the events above may occur with respect to the opposite party.

2.	Upon loss due to any of the above, the Company or Crayfish may setoff all debts with the opposite party in equal amounts.

3.	Even this contract is expired or rescind, article 4 to 15 and 19 will continue to be effective if the Individualized Contract is valid.

Article 18 (Intellectual Property Rights)

When the sale or use of a Product is the basis for a claim of infringement of intellectual property such as a third party’s patent property, model utility right or trademark right, Crayfish shall resolve such claim using its own cost and responsibility.

Article 19 (Agreement jurisdiction)

If controversy arises from matter related to this contract or an Individualized Contract based on this contract, the Tokyo district court or Tokyo summary court shall have exclusive jurisdictional.

Article 20 (Agreement conclusion cost)

The Company and Crayfish shall jointly pay the necessary costs, such as stamp duty, to conclude this agreement.

Article 21 (Expiration date)

1.	This Agreement shall expire March 31st in the year following the year in which this Agreement is signed, but will be automatically renewed for successive one year terms if either party does not propose in writing to terminate the agreement at least three months prior to the expiry of the current term.

2.	Crayfish has the right to terminate this Agreement by giving one-month advance notice in writing without being obligated to indemnify the Company.

As a proof of this Agreement, the Company shall retain this original Agreement with the name, seal and signature of each party, and Crayfish shall retain a copy of the Agreement.

March 1st, 2003

The Company: Nishiikebukuro2-29-16 Toshima-ku Tokyo
IE Group, Inc.
/s/ Takashi Tamamura sealed by stamp
Representative Director: Takeshi Tamamura

Crayfish: Ikebukuro2-2-1 Toshima-ku Tokyo
Crayfish Co., Ltd.
/s/ Kazuhiko Muraki sealed by stamp
Representative Director: Kazuhiko Muraki